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                                                                    Exhibit 99.3

                                                                          [LOGO]

                                                                 Premier People,
                                                           Products and Services

NEWS RELEASE ----------------------------------------

                                                       Premcor Inc.
                                                       1700 East Putnam
                                                       Suite 500
                                                       Old Greenwich, CT 06870
                                                       203-698-7500
                                                       203-698-7925 fax

                     PREMCOR COMPLETES SENIOR NOTES OFFERING
                           AND AMENDS CREDIT FACILITY

     OLD GREENWICH, Connecticut, February 11, 2003 - Premcor Inc. (NYSE:PCO) announced today that its wholly owned subsidiary, The Premcor Refining Group Inc. ("PRG"), has completed its offering of $525 million in Senior Notes. The Senior Notes were sold at par under the following terms:

     . $175 million due 2010 at 9.25 percent; and . $350 million due 2013 at 9.5 percent.

     In addition, PRG has amended and restated its existing Senior Secured Credit Facility to, among other things, increase the size of the facility to $750 million, extend the maturity date of the facility to February 2006, and permit the acquisition from The Williams Companies of its refinery and related supply and distribution assets located in and around Memphis, Tennessee. The credit facility will continue to be used primarily to provide letters of credit in support of crude oil and feedstock purchases for the company's refinery operations.

     As previously announced, Premcor Inc. recently completed a public offering and a private placement of its common stock. A total of 15,984,100 shares of common stock, including shares issued pursuant to the underwriters' over-allotment option, were issued in connection with these transactions. Premcor intends to use the net proceeds of approximately $306 million from the issuance of common stock, together with the net proceeds from the Senior Notes offering, to:

     .  finance the purchase of the Memphis refinery assets;
     .  acquire Memphis refinery inventory and other working capital assets;
     . redeem today, $240 million in principal amount of PRG's floating rate notes due 2003 and 2004;
     . retire for $42.2 million, the outstanding 11 1/2% Subordinated Exchange Debentures Due 2009 of its subsidiary, Premcor USA Inc., which were called for redemption on January 24, 2003; and

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     .  for general corporate purposes.

     Thomas D. O'Malley, Premcor's Chairman and Chief Executive Officer, said, "We have now completed three major financing transactions to facilitate our growth and improve our capital structure. In addition to financing our acquisition of the Memphis refinery, these transactions have enabled us to retire high-priced debt, extend the maturity dates on near-term debt, improve our debt-to-capitalization ratio, and secure our ability to satisfy our crude oil supply requirements, even in high-priced market environments such as today."

     Looking ahead to the acquisition of the 170,000 barrels-per-day Memphis refinery, O'Malley said, "We expect to finalize the purchase of the Memphis refinery and petroleum inventories on March 1, 2003, pending the seller's completion of a turnaround of the fluid catalytic cracking unit. The addition of the Memphis refinery in March will allow us to take full advantage of the summer gasoline season and meet our expectation that the acquisition will be immediately accretive to our earnings per share."

     Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company's current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, future acquisitions and related financing transactions, and planned debt reductions. Words such as "expects," "intends," "plans," "projects," "believes," "estimates," "may," "will," "should," "shall," and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiaries, Premcor USA Inc. and The Premcor Refining Group Inc., including the company's Form S-1 and the company's and its subsidiaries' quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

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Contacts:
Premcor Inc.
Joe Watson, (203) 698-7510 (Media/Investors)
Karen Davis, (314) 854-1424 (Investors)
Michael Taylor, (314) 719-2304 (Investors)